Exhibit (n)(23)

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
Prospect Capital Corporation
New York, New York
We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Prospect Capital Corporation and subsidiaries (the “Company”) for the year ended June 30, 2018 included in the Prospectus Supplement of the Company, dated September 27, 2018, relating to its sale of its 6.375% Notes due 2024 (the “Prospectus Supplement”), and have expressed an unqualified opinion herein dated August 28, 2018.
The senior securities table included in that Prospectus Supplement, under the caption “Senior Securities” (the “Senior Securities Table”) has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with Item 4.3 and the Instructions to Item 4.3 of Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.
/s/ BDO USA, LLP
BDO USA, LLP
New York, New York
August 30, 2018, except for Notes 13 and 14, as to which the date is September 27, 2018